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The Manufacturers Life Insurance Company of New York
100 Summit Lake Drive, 2nd Floor
Valhalla, NY  10595





April 9, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Re: Actuarial Opinion on Illustrations Contained Post-Effective Amendment No. 1 to a Registration Statement on Form S-6 (File 333-69987) (the "Amendment")

Dear Sirs:

This opinion is furnished in connection with the above-referenced Amendment to the registration statement under the Securities Act of 1933,, as amended, of a flexible premium survivorship variable universal life insurance policy (the "Policy") that will be offered and sold by The Manufacturers Life Insurance Company of New York (the "Company").

The hypothetical illustrations of death benefits, contract values and surrender values used in this registration statement are consistent with the provisions of the Policy and the Company's administrative procedures. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to a prospective purchaser of the Policy for the age and risk class illustrated than for any other prospective purchaser. The particular illustrations shown are for a commonly used risk class and for premium amounts and ages appropriate to the markets in which the contract is sold.

I hereby consent to the use of this opinion as an exhibit to the amended Securities Act Registration Statement on Form S-6.


Sincerely,

/s/ Brian Koop, FSA, MAAA
-------------------------
Brian Koop, FSA, MAAA
Pricing Actuary